Exhibit 99.1

Traws Pharma Reports Q2 2026 Financial Results and Provides Business Highlights

•	Advancing tivoxavir marboxil toward MHRA resubmission in Q3 2026 with a revised toxicology package, supporting initiation of the Phase 2a human influenza Challenge study

•	Completed the April 2026 private placement and received shareholder approval of the Series B and Series C tranches, enabling access to up to $50 million in potential additional financing, subject to achievement of program milestones and investor participation

NEWTOWN, PA, August 14, 2026 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today reported financial results and provided recent business highlights for the quarter ended June 30, 2026, including updates on its lead clinical programs and April 2026 financing.

"Following the MHRA's review, we are moving quickly to generate the revised toxicology package the agency identified, and we expect to resubmit by the end of the third quarter of this year. Our conviction in tivoxavir marboxil’s potential as a prophylactic agent for seasonal influenza is unchanged. We look forward to progressing the program towards the initiation of the Phase 2a human influenza Challenge pending MHRA approval," commented Iain Dukes, MA, DPhil, Chief Executive Officer of Traws Pharma.

"As we approach respiratory virus season, seasonal influenza remains a significant public health threat, particularly for vulnerable populations such as the elderly and immunocompromised," commented Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma. "Tivoxavir marboxil has the potential to provide an important new option for influenza prophylaxis in these vulnerable populations."

Recent Highlights and Anticipated Milestones:

Investigational Programs:

Tivoxavir marboxil (TXM, influenza)

Intended Indication and Market Potential: Potential as a best-in-class oral prophylactic for seasonal flu and potential inclusion in pandemic preparedness initiatives, all-together, estimated to be a multi-billion-dollar opportunity1.

Next Steps:

Updated Preclinical Data Package to Support MHRA Resubmission — Following feedback from the MHRA on the Company's planned Phase 2a human influenza Challenge study, Traws is preparing an updated toxicology data package. The Company expects to resubmit this package at the end of the third quarter of 2026. If accepted by the MHRA, the study is planned to be conducted in healthy volunteers at hVIVO, a global leader in the conduct of human Challenge studies for infectious diseases and respiratory viruses, in the UK.

Efforts Ongoing to Resolve the Clinical Hold — The U.S. Food and Drug Administration (FDA) placed the U.S. IND for TXM on clinical hold due to concerns with the toxicology data package. The Company is preparing a comprehensive response to address the FDA's concerns, with the goal of resolving the hold and advancing the program in the US by the end of 2026.

Emerging Viral Threats: Platform Breadth

Beyond its lead influenza and COVID-19 programs, Traws' platform has generated early leads with potential applicability to other emerging viral threats, including hantavirus, Ebola virus disease, and Lassa fever, reflecting the breadth of the Company's antiviral capabilities.

Financing Update:

In April 2026, the Company completed a financing that delivered $10.0 million in upfront proceeds and provides the potential to raise up to an additional $50.0 million through three tranches of warrants, each structured to align capital with key clinical and regulatory milestones:

•	Series A warrant ($10.0 million): exercisable upon MHRA approval of the Company's planned human influenza Challenge study.

•	Series B warrant ($10.0 million): approved by shareholders and exercisable upon announcement of data from the Challenge study.

•	Series C warrant (up to $30.0 million): approved by shareholders.

On July 8, 2026, the Company's shareholders approved the Series B and Series C tranches, satisfying a necessary condition for the milestone-based financing structure established in the April 2026 private placement. Access to capital under these tranches remains subject to achievement of the applicable program milestones, the sequential exercise of the earlier tranches, and investor participation. The Series A tranche is exercisable upon MHRA approval of the Company's planned Phase 2a human influenza Challenge study, while the Series B warrant is positioned to become exercisable upon announcement of data from the Challenge study. Together with the Series A warrant, this structure gives Traws Pharma the potential to access up to $50.0 million in additional capital as it advances its influenza program, reinforcing the Company's financial position and its ability to drive its pipeline toward key value-creating milestones.

Financial Results:

Cash and cash equivalents: As of June 30, 2026, the Company had cash and cash equivalents of $5.0 million, compared to $3.8 million as of December 31, 2025. The increase primarily reflects proceeds from the Company's April 2026 private placement and sales under its at-the-market (ATM) equity program, partially offset by cash used in operations.

The Company believes that its existing cash and cash equivalents, together with anticipated proceeds from its at-the-market equity program, will be sufficient to fund planned operations into the first quarter of 2027. However, based on current projections, the Company may not have sufficient cash and cash equivalents to support its operations subsequent to the first quarter of 2027, and may require additional financing.

Revenue: The Company recognized no revenue for the three months ended June 30, 2026, compared to $2.7 million for the same period in 2025. For the six months ended June 30, 2026, the Company recognized no revenue, compared to $2.8 million for the same period in 2025. The decrease in both periods was primarily attributable to non-recurring deferred revenue recognized in the second quarter of 2025 in connection with the mutual termination of a licensing agreement related to the Company's legacy oncology program.

Research and Development (R&D) Expenses: R&D expenses were $1.1 million for the three months ended June 30, 2026, compared to $2.3 million for the same period in 2025. The decrease of $1.2 million was primarily attributable to lower spending on the Company's tivoxavir marboxil program. For the six months ended June 30, 2026, R&D expenses were $6.0 million, compared to $4.8 million for the same period in 2025. The increase of $1.2 million was primarily attributable to ongoing development activities for ratutrelvir and tivoxavir marboxil, including completion of the Phase 2a clinical trial for ratutrelvir and initiation of a bridging study for tivoxavir marboxil in March 2026.

General and Administrative (G&A) Expenses: G&A expenses were $3.5 million for the three months ended June 30, 2026, compared to $1.7 million for the same period in 2025. The increase of $1.8 million was primarily attributable to higher professional and consulting fees and non-cash stock-based compensation expense. For the six months ended June 30, 2026, G&A expenses were $5.5 million, compared to $4.4 million for the same period in 2025.

Other operating income for the three and six months ended June 30, 2026, consists of the removal of a legacy accrued research and development obligation carried on the Company's balance sheet of $1.4 million, which was initially recognized in a prior reporting period. During the second quarter of 2026, in connection with a review of its legacy accrued balances, the Company determined that the obligation is no longer subject to enforcement and that no future outflow of economic benefits is expected. Because the amount was originally recorded as research and development expense, its removal is presented within operating expenses rather than as non-operating income.

Net Loss: Net loss for the three months ended June 30, 2026, was $3.0 million, or $0.16 per basic and diluted common share, compared to a net loss of $0.9 million, or $0.11 per basic and diluted common share, for the same period in 2025. Net loss for the six months ended June 30, 2026, was $10.2 million, or $0.64 per basic and diluted common share, compared to net income of $20.6 million, or $2.02 per basic and $1.95 per diluted common share, for the same period in 2025. Net income for the six months ended June 30, 2025 included a $26.7 million non-cash gain from the change in fair value of warrant liabilities.

Shares Outstanding: Traws had 15,368,277 shares of common stock outstanding as of August 13, 2026.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose prophylactic agent for seasonal influenza and treatment of pandemic/bird flu. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion-dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives1,2, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu.

Source information

1.	Per link

2.	Traws data on file

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical-stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. The Company is advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health including seasonal influenza and H5N1 bird flu, negative-strand RNA viruses including Hantavirus, Ebola Virus Disease, Lassa Fever and COVID-19/Long COVID.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of Traws’ IND filing with the FDA for tivoxavir marboxil, including the current FDA clinical hold; the success and timing of Traws’ clinical trials; the potential for tivoxavir marboxil to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the extent of the spread and threat of the bird flu; seasonal flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Traws Pharma, Inc.

Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$5,016,000	$3,820,000
Tax incentive and other receivables	3,454,000	3,794,000
Prepaid expenses and other assets	553,000	365,000
Total current assets	9,023,000	7,979,000
Property and equipment, net	5,000	7,000
Intangible assets, net	2,441,000	2,527,000
Other assets	1,000	104,000
Total assets	$11,470,000	$10,617,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,334,000	$5,653,000
Accrued expenses and other liabilities	3,401,000	5,493,000
Total current liabilities	9,735,000	11,146,000
Warrant liabilities	44,000	100,000
Total liabilities	9,779,000	11,246,000

Commitments and contingencies (Note 5)

Stockholders’ deficit:
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued and 6,737 shares outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 15,264,812 and 9,067,774 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	152,000	90,000
Additional paid-in capital	651,689,000	639,259,000
Accumulated deficit	(650,145,000)	(639,984,000)
Accumulated other comprehensive (loss) income	(5,000)	6,000
Total stockholders’ equity (deficit)	1,691,000	(629,000)
Total liabilities and stockholders’ equity (deficit)	$11,470,000	$10,617,000

Traws Pharma, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$2,733,000	$—	$2,790,000
Operating expenses:
Research and development	1,101,000	2,291,000	6,013,000	4,797,000
General and administrative	3,479,000	1,691,000	5,513,000	4,445,000
Other operating income	(1,405,000)	—	(1,405,000)	—
Total operating expenses	3,175,000	3,982,000	10,121,000	9,242,000
Loss from operations	(3,175,000)	(1,249,000)	(10,121,000)	(6,452,000)
Change in fair value of warrant liability	215,000	146,000	56,000	26,659,000
Other (loss) income, net	(94,000)	188,000	(96,000)	368,000
Net (loss) income	$(3,054,000)	$(915,000)	$(10,161,000)	$20,575,000
Net (loss) income attributable to common stockholders, basic and diluted	$(2,611,000)	$(625,000)	$(8,446,000)	$14,860,000
Weighted-average shares of common stock outstanding, basic	15,864,041	5,820,903	13,266,763	7,359,825
Net (loss) income per share of common stock, basic	$(0.16)	$(0.11)	$(0.64)	$2.02
Weighted-average shares of common stock outstanding, diluted	15,864,041	5,820,903	13,266,763	7,614,325
Net (loss) income per share of common stock, diluted	$(0.16)	$(0.11)	$(0.64)	$1.95
Net (loss) income attributable to Series C Preferred stockholders, basic and diluted	$(443,000)	$(290,000)	$(1,715,000)	$5,715,000
Weighted-average shares of Series C Preferred outstanding, basic and diluted	6,737	6,759	6,737	7,077
Net (loss) income per share of Series C Preferred, basic and diluted	$(65.76)	$(42.91)	$(254.56)	$807.55